Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 13, 2021 (October 1, 2021, as to the effects of the stock split described in Note 17), relating to the financial statements of IsoPlexis Corporation, appearing in Registration Statement No. 333-258046 on Form S-1 of IsoPlexis Corporation.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
October 8, 2021